Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-46506, 333-101494, 333-83658, 333-83656, 333-72931, and 333-117445 on Form S-8 of our reports dated September 2, 2008, relating to the financial statements of Dycom Industries, Inc. and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 26, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Deloitte & Touche LLP
Miami, Florida
September 2, 2008